SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                            Focus Enhancements, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    344159108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      Delaware
                                                     ---------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power              962,500
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power         962,500
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               962,500
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       4.3%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            CO
--------------------------------------------------------------------------------

CUSIP No.       344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Paul Tudor Jones, II
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      USA
                                                     ---------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power              962,500
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power         962,500
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              962,500
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       4.3%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            IN
--------------------------------------------------------------------------------

CUSIP No.       344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Proprietary Trading, L.L.C.
             -------------------------------------------------------------------
                  13-3720063
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      Delaware
                                                     ---------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                    0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power               0
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       0.0%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            OO
--------------------------------------------------------------------------------

CUSIP No.       344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

             The Altar Rock Fund L.P.
             -------------------------------------------------------------------
             06-1558414
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                3,850
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power           3,850
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                 3,850
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       0.0%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            PN
--------------------------------------------------------------------------------

CUSIP No.         344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

             The Raptor Global Portfolio Ltd.
             -------------------------------------------------------------------
             98-0211544
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power              958,650
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power         958,650
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               958,650
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       4.3%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            CO
--------------------------------------------------------------------------------

CUSIP No.       344159108
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  The Upper Mill Capital Appreciation Fund Ltd.
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                      0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                    0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                 0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power               0
                         -------------------------------------------------------
--------------------------------------------------------------------------------
        9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9       0.0%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)            CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Focus Enhancements, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             600 Research Drive
             Wilmington, MA 10887

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Altar Rock Fund L.P. ("Altar Rock")
             The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
             The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC, TPT and Altar Rock is:

                         600 Steamboat Road
                         Greenwich, CT 06830

             The principal business office of Mr. Jones is:

                         c/o Tudor Investment Corporation
                         600 Steamboat Road
                         Greenwich, CT 06830

             The principal business office of each of Raptor Portfolio and Upper Mill is:

                         c/o CITCO
                         Kaya Flamboyan 9
                         Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation
             Mr. Jones is a citizen of the United States
             Altar Rock is a Delaware limited partnership
             TPT is a Delaware limited liability company
             Raptor Portfolio and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             344159108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)
                 (ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of January 3, 2000).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote
                   See Item 5 of cover pages
                   ---------------------------------------------------------
             (ii)  shared power to vote or to direct the vote
                   See Item 6 of cover pages
                   ---------------------------------------------------------
             (iii) sole power to dispose or to direct the disposition of
                   See Item 7 of cover pages
                   ---------------------------------------------------------
             (iv)  shared power to dispose or to direct the disposition of
                   See Item 8 of cover pages
                   ---------------------------------------------------------
             The shares of Common Stock reported herein as beneficially owned are owned directly by Altar Rock (3,500 shares and 350 warrants immediately exercisable into common stock) and Raptor Portfolio (871,500 shares and 87,150 warrants immediately exercisable into common stock). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable

Item 8.  Identification and Classification of Members of the Group.

             See cover pages

Item 9.  Notice of Dissolution of Group.

             Not applicable

Item 10. Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Dated:   January 11, 2000

                               TUDOR INVESTMENT CORPORATION

                               By:  /s/ Andrew S. Paul
                                    --------------------------------------------
                                    Andrew S. Paul
                                    Managing Director and General Counsel

                                    /s/ Paul Tudor Jones, II
                           -----------------------------------------------------
                                    Paul Tudor Jones, II


                               TUDOR PROPRIETARY TRADING, L.L.C.

                               By:  /s/ Andrew S. Paul
                                    --------------------------------------------
                                    Andrew S. Paul
                                    Managing Director and General Counsel

                               THE ALTAR ROCK FUND L.P.

                               By:  Tudor Investment Corporation,
                                    General Partner

                                    By:  /s/ Andrew S. Paul
                                         ---------------------------------------
                                         Andrew S. Paul
                                         Managing Director and General Counsel

                               THE RAPTOR GLOBAL PORTFOLIO LTD.

                               By:  Tudor Investment Corporation,
                                    Investment Advisor

                                    By:  /s/ Andrew S. Paul
                                         ---------------------------------------
                                         Andrew S. Paul
                                         Managing Director and General Counsel


                               THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                               By:  Tudor Investment Corporation,
                                    Sub-Investment Manager

                                    By:  /s/ Andrew S. Paul
                                         ---------------------------------------
                                         Andrew S. Paul
                                         Managing Director and General Counsel